                                                                 EXHIBIT 99.2

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                         IN AND FOR NEW CASTLE COUNTY


IN RE ENCORE COMPUTER CORPORATION              )
SHAREHOLDERS LITIGATION                        )       Civil Action No. 16044


                     PLAINTIFFS' MOTION FOR COURT APPROVAL
                             OF PLAN OF DISTRIBUTION

     Plaintiffs Louis J. Williams and Paul S. Rosenblum (the "Plaintiffs"), through undersigned counsel, respectfully submit this motion for Court approval of a proposed "Plan of Distribution" of common stock of Encore Computer Corporation ("Encore" or "the Company"). For the reasons stated below, the motion should be granted.

I.  Background

     A.   The Litigation

     On November 18, 1997, Plaintiffs initiated this action by filing derivative and class action complaints, subsequently consolidated by order dated December 17, 1997 (the "Action"), on behalf of all shareholders of Encore against Gould Electronics, Inc., Kenneth G. Fisher, Rowland H. Thomas, Robert J. Fedor and C. David Ferguson (collectively, the "Original Defendants"), and named the Company as a nominal defendant. Plaintiffs alleged that the defendants breached their fiduciary duties and obligations owed to the shareholders of Encore in connection with the proposed sale of Encore's storage products business to Sun Microsystems, Inc. (the "Sun Transaction").

     On July 15, 1999, the plaintiffs filed an Amended Complaint adding two additional defendants, Michael C. Veysey and Thomas N. Rich (collectively with the Original Defendants, the "Defendants") and no longer naming the Company as a nominal defendant. The Amended Complaint alleged that the defendants breached duties and obligations owed to the shareholders of the Company in connection with the operation and management of the Company, including the Sun Transaction, as well as the sale of Encore's "real-time" computing business to Gores Technology Group (the "Gores Transaction), and made or caused misstatements and omitted to disclose information in the Sun and Gores Proxy Statements.

     On August 30, 1999, all Defendants moved to dismiss the Action. After briefing and oral argument, on June 16, 2000, the Court of Chancery granted Defendants' motion and dismissed the Action in its entirety. By notice dated July 10, 2000, the Plaintiffs appealed the Court of Chancery's dismissal of the Action to the Supreme Court of the State of Delaware.

     B. The Settlement and Plan of Distribution

     During the pendency of the appeal, the Plaintiffs and Defendants conducted arms' length settlement negotiations and agreed in principle upon the terms of a settlement, subject to definitive documentation and the approval of the Court of Chancery.

     On July 5, 2001, the parties executed a settlement agreement styled "Stipulation And Agreement Of Compromise, Settlement And Release (the "Stipulation"). The parties have jointly filed, contemporaneously herewith, the Stipulation, as well as a proposed scheduling order, form of notice to the class, and proposed final order.

     As described in detail in the Stipulation, the settlement calls for the Company to repurchase the shares Encore common stock held by the defendants for a price consisting of the defendants' pro rata share of Encore's assets. The shares repurchased by the Company will then be redistributed to the members of the Class.

     Plaintiffs have prepared a proposed "Plan of Distribution," attached hereto as Exhibit A, designed to effectuate the redistribution of shares of the common stock of Encore repurchased by the Company from the defendants. The Plan, which is the subject of the motion, is discussed in detail below.

     In substance, the consideration received by the Class in the settlement is the defendants' interest in the publicly traded corporate "shell" of Encore. Plaintiffs have consulted with, and defendants have agreed to appoint as a successor Board of Directors, consultants who specialize in the placement of active private businesses with publicly traded shell corporations. The successor Board, subject to compliance with all applicable laws, will consummate a merger between the Encore shell and an active business. Plaintiffs believe that this will maximize the value of the shell, and the shares held by members of the Class.

II. Argument

     The Plan of Distribution provides that (1) 40% of the repurchased shares, referred to as Tranche A, will be automatically distributed to the holders as of the record date of the Sun Transaction, (2) 10% of the repurchased shares, referred to as Tranche B, will be automatically distributed to the holders as of the record date of the Gores Transaction, and (3) the remaining 50% of the repurchased shares, or Tranche C, will be distributed to the class as a whole, based on their losses, on a claims-made basis.

     As noted above, and discussed in considerably more detail in the Amended Complaint the allegations of this case principally concern the Sun Transaction and Gores Transaction.

Accordingly, plaintiffs have structured the Plan of Distribution to recognize that the damages incurred by the Class arise principally form these two transactions. Thus, the proposed Plan of Distribution allocates 50% of the repurchased shares to the holders on the respective record dates of the Sun and Gores Transactions.

     An analysis of the damages incurred by the Class, contained in the Affidavit of Matthew E. Miller ("Miller Aff.," filed herewith as Exhibit B), demonstrates that approximately 80% of the damages can be attributable to the Sun Transaction, and 20% to the Gores Transaction. Accordingly, the 50% of the repurchased shares set aside for holders as of the record dates of the Sun and Gores Transactions has been allocated in a 4:1 ratio. See Miller Aff., (P) 18.
                                                      ---
     Although the Sun and Gores Transactions are the focus of the allegations of the Amended Complaint, plaintiffs also recognize that Class members may have been damaged by the defendants conduct without actually holding as of the record dates of the Sun and Gores Transactions. For example, a Class member who purchased shares following the Sun Transaction in reliance upon defendants' representations concerning plans to continue the real-time computing business, but sold those shares at a loss on the eve of the record date of the sale of that business in the Gores Transaction, would have been damaged by defendants' conduct.

     Accordingly, to afford a remedy to Class members whose damages are not adequately reflected through their holdings as of the record dates of the Sun and Gores Transactions, the Plan of Distribution allocates 50% of the repurchased shares, in Tranche C, to the entire Class on a claims-made basis, based on the losses incurred by each class member. Each class member will be entitled to claim one share in Tranche C for each $1.30 of losses in his transactions in Encore stock held at any time during the Class Period. This ratio is determined by dividing the total losses incurred by the Class, $33,292,597, by the number of shares available for redistribution in Tranche C, 25,562,371. See Miller Aff., (P) 9.
                                                       ---
In the unlikely event that the total shares claimed exceeds those available, shares will be distributed on a pro rata basis. Any unclaimed shares will be
                                --------
retired by the Company.

     Plaintiffs believe that the foregoing formula represents a fair and reasonable method of (1) affording a remedy to those directly damaged by the conduct alleged in the Amended Complaint concerning the Sun and Gores Transactions, and (2) affording a remedy to all members of the Class who may have been damaged, albeit less directly, by defendants' conduct.

III. Conclusion

     For the reasons stated above, plaintiffs respectfully pray that the Court enter an order, inter alia, approving plaintiffs' proposed Plan of Distribution.
                ----------

Dated: July 5, 2001

Of Counsel:
Matthew E. Miller
P.O. Box 1255                                 /s/ David Staats
Arlington, VA 22210                       --------------------------------
(703) 248-9393                            David Staats
                                          Law Offices of David Staats, P.A.
                                          1701 Augustine Cut-Off; Suite 36
                                          Wilmington, DE 19803
                                          (302) 658-8188
                                                  Attorneys for Plaintiffs and
                                                  Proposed Class

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                         IN AND FOR NEW CASTLE COUNTY

IN RE ENCORE COMPUTER CORPORATION          )
SHAREHOLDERS LITIGATION                    )      Civil Action No. 16044

                                   AFFIDAVIT

COMMONWEALTH OF VIRGINIA            )
                                    )
COUNTY OF FAIRFAX                   )


     1. I am an attorney doing business as The Law Offices of Matthew E. Miller, in Arlington, Virginia. I am lead counsel for the plaintiffs in this action.

     2. I submit this affidavit in support of "Plaintiffs' Motion for Court Approval of Plan of Distribution".

     3. I have conducted a statistical analysis of the damage caused to the Class in this action as a result of the conduct described in the Amended Complaint. Attached as Exhibit 1 hereto is the data relied upon in this analysis, namely, the historical trading data of Encore common stock from November 25, 1996 to June 29,2001.

     4. I have measured damages in terms of the diminution of value of the shares of common stock held by members of the Class (defined in the "Stipulation And Agreement Of Compromise, Settlement And Release" as record holders or beneficial owners of Encore Common Stock, other than the Defendants, at any time during the period beginning on and including October 31, 1997).

     5. During the one-year period preceding the sale of Encore's storage products business to Sun Microsystems, Inc. (the "Sun Transaction"), the shares held by the Class had an average market value of $34,083,578.

     6. Between November 24, 1997 (the date after the completion of the Sun Transaction) and September 10, 1998 (the date prior to the sale of Encore's "real-time" computing business to Gores Technology Group (the "Gores Transaction")), the shares held by the Class had an average market value of $7,673,380. A diminution in value of $26,410,198 can thus be attributed to the Sun Transaction, and defendants' conduct in connection therewith.

     7. Between September 11, 1998 (the date of the Gores Transaction) and June 29, 2001, the shares held by the Class had an average market value of $790,981. A diminution in value of $6,882,399 can thus be attributed to the Gores Transaction, and defendants' conduct in connection therewith.

     8. Based on the foregoing analysis, out of the Class' total damages of $33,292,597, approximately 79.3%, or $26,410,198 can be attributed to the Sun Transaction, and approximately 20.6%, or $6,882,399 can be attributed to the Gores Transactions.

     9. Based on the total damages of $33,292,597, and the redistribution of 25,562,371 shares in Tranche C, one share will be available for each $1.30 of total loss to each class member in Tranche C.


                              /s/ Matthew E. Miller
                              ---------------------
                                Matthew E. Miller


Sworn to before me this
2/nd/ day of July, 2001

/s/ [ILLEGIBLE]
-------------------------
      Notary Public

My Commission Expires: 05/31/03

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

IN RE ENCORE COMPUTER CORPORATION     )
SHAREHOLDERS LITIGATION               )     Civil Action No. 16044


                              PLAN OF DISTRIBUTION
                              --------------------

     Plaintiffs Louis J. Williams and Paul S. Rosenblum (the "Plaintiffs") on behalf of themselves and the Class (as defined in the Stipulation and Agreement of Compromise, Settlement and Release), through undersigned counsel, submit this proposed Plan of Distribution of common stock of Encore Computer Corporation to be received from the Defendants in settlement of this action.

     WHEREAS plaintiffs have negotiated a "Stipulation of Settlement, Compromise and Release" (the "Stipulation" or "Settlement") with Gould Electronics, Inc., Robert J. Fedor, C. David Ferguson, Thomas N. Rich, Michael C. Veysey, Kenneth
G. Fisher and, Rowland H. Thomas (collectively the "Defendants"),

     WHEREAS Plaintiffs and Defendants stipulated that a class shall be certified for settlement purposes pursuant to Court of Chancery Rule consisting of all persons who and entities which were record holders or beneficial owners (other than the Defendants) of the common stock of Encore Computer Corporation ("Encore" or "the Company") (the "Encore Common Stock") at any time during the period beginning on and including October 31, 1997, the record date for the Sun Transaction, through and including the Effective Date (as defined in the Stipulation); and

     WHEREAS a principal element of consideration provided by the Defendants is the retirement of their shares of Encore Common Stock (the "Repurchased Shares"),

     Plaintiffs propose the following plan of distribution of those shares to members of the Class:

     1.   The Repurchased Shares shall be allocated as follows:

          (a) Tranche A: 40% of the Repurchased Shares, or 20,449,897 shares, shall be distributed to Class member who were holders of record as of October 31, 1997 (the record date of the Sun Transaction); claimants will receive approximately 0.69 shares for each share held as of October 31, 1997;

          (b) Tranche B: 10% of the Repurchased Shares, or 5,112,474 shares, shall be distributed to Class members who were holders of record as of August 6, 1998 (the record date of the Gores Transaction); claimants will receive approximately 0.17 shares for each share held as of August 6, 1998;

          (c) Tranche C: 50% of the Repurchased Shares, or 25,562,371 shares, shall be distributed to the entire Class, on a pro rata basis, based
                                                         --------
          on their Total Loss (as that term is defined below) incurred in purchases and sales of Encore Common Stock during the Class Period. Each class member's "Total Loss" consists of (i) the cost basis of all shares of Encore common stock held as of the Effective Date, plus (ii) losses incurred in sales of Encore common stock occurring during the class period. For each $1.30 of Total Loss, the Class member will receive one (1) share of common stock. In the event that the total shares claimed exceeds the number of shares available, the shares will be distributed on a pro rata basis to those Class members timely
                              --- ----
          filing claims.

     2. Members of the Class may claim, and receive, distributions of stock from more than one of the three Tranches.

     3. Shares of Traches A and B will be distributed to the Company's Shareholders in accordance with the Company's stock transfer and stock registry. Shares of Tranche C will only be distributed to those Class members who timely file claims in accordance with the procedures described in the "Proof of Claim and Release" disseminated to all Class members with the "Notice of Pendency of Class Action; Proposed Settlement of Class Action and Settlement Hearing."

     4. Shares of Tranches A and B that are unclaimed will be retired by the Company. To the extent that the number of shares available for distribution in Tranche C exceeds the number of shares claimed, the unclaimed shares will be retired by the Company.




July 5, 2001                                   LAW OFFICES OF DAVID STAATS, PA.

                                                   David Staats
                                               --------------------------------
                                               David Staats
                                               1701 Augustine Cut-Off, Suite 36
                                               Wilmington, DE 19803
                                               (302)658-8188

                                               Counsel for Plaintiffs


OF COUNSEL:

LAW OFFICES OF MATTHEW E. MILLER
Matthew E. Miller
P.O. Box 1255
Arlington, VA 22210
(703) 248-9393

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                         IN AND FOR NEW CASTLE COUNTY

IN RE ENCORE COMPUTER CORPORATION            ) CONSOLIDATED
SHAREHOLDERS LITIGATION                      ) C.A. No. 16044



                                       ORDER

     This matter having come before the Court on Plaintiffs' Motion For Court Approval Of Plan Of Distribution, and the Court having considered the Motion and heard interested parties with respect thereto,

     NOW, therefore, it is hereby ordered that Plaintiffs' Motion For Court Approval Of Plan Of Distribution is GRANTED, and that the Plan Of Distribution attached to this Order is approved effective upon the date of entry of this Order.

     IT IS SO ORDERED.


                                      _______________________________
                                      Jack B. Jacobs, Vice-Chancellor

Dated: _______________

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                         IN AND FOR NEW CASTLE COUNTY


IN RE ENCORE COMPUTER CORPORATION                )
SHAREHOLDERS LITIGATION                          )     Civil Action No. 16044


                             PLAN OF DISTRIBUTION
                             --------------------

     Plaintiffs Louis J. Williams and Paul S. Rosenblum (the "Plaintiffs") on behalf of themselves and the Class (as defined in the Stipulation and Agreement of Compromise, Settlement and Release), through undersigned counsel, submit this proposed Plan of Distribution of common stock of Encore Computer Corporation to be received from the Defendants in settlement of this action.

     WHEREAS plaintiffs have negotiated a "Stipulation of Settlement, Compromise and Release" (the "Stipulation" or "Settlement") with Gould Electronics, inc., Robert J. Fedor, C. David Ferguson, Thomas N. Rich, Michael C. Veysey, Kenneth
G. Fisher and, Rowland H. Thomas (collectively the "Defendants"),

     WHEREAS Plaintiffs and Defendants stipulated that a class shall be certified for settlement purposes pursuant to Court of Chancery Rule consisting of all persons who and entities which were record holders or beneficial owners (other than the Defendants) of the common stock of Encore Computer Corporation ("Encore" or "the Company') (the "Encore Common Stock") at any time during the period beginning on and including October 31, 1997, the record date for the Sun Transaction, through and including the Effective Date (as defined in the Stipulation); and

     WHEREAS a principal element of consideration provided by the Defendants is the retirement of their shares of Encore Common Stock (the Repurchased Shares),

     Plaintiff propose the following plan of distribution of those shares to members of the

Class:

     1.   The Repurchased Shares shall be allocated as follows:

          (a) Tranche A: 40% of the Repurchased Shares, or 20,449,897 shares, shall be distributed to Class member who were holders of record as of October 31, 1997 (the record date of the Sun Transaction); claimants will receive approximately 0.69 shares for each share held as of October 31, 1997;

          (b) Tranche B: 10% of the Repurchased Shares, or 5,112,474 shares, shall be distributed to Class members who were holders of record as of August 6, 1998 (the record date of the Gores Transaction); claimants will receive approximately 0.17 shares for each share held as of August 6, 1998;

          (c) Tranche C: 50% of the Repurchased Shares, or 25,562,371 shares, shall be distributed to the entire Class, on a pro rata basis, based
                                                         --------
          on their Total Loss (as that term is defined below) incurred in purchases and sales of Encore Common Stock during the Class Period. Each class member's "Total Loss" consists of (i) the cost basis of all shares of Encore common stock held as of the Effective Date, plus (ii) losses incurred in sales of Encore common stock occurring during the class period. For each $1.30 of Total Loss, the Class member will receive one (1) share of common stock. In the event that the total shares claimed exceeds the number of shares available, the shares will be distributed on a pro rata basis to those Class members timely
                              --------
          filing claims.

     2. Members of the Class may claim, and receive, distributions of stock from more than one of the three Tranches

     3. Shares of Traches A and B will be distributed to the Company's Shareholders in accordance with the Company's stock transfer and stock registry. Shares of Tranche C will only be distributed to those Class members who timely file claims in accordance with the procedures described in the "Proof of Claim and Release" disseminated to all Class members with the "Notice of Pendency of Class Action, Proposed Settlement of Class Action and Settlement Hearing."

     4. Shares of Tranches A and B that are unclaimed will be retired by the Company. To the extent that the number of shares available for distribution in Tranche C exceeds the number of shares claimed, the unclaimed shares will be retired by the Company.

July 5, 2001                            LAW OFFICES OF DAVID STAATS, P.A.

                                        /s/ David Staats
                                        ---------------------------------

                                        David Staats
                                        1701 Augustine Cut-Off, Suite 36
                                        Wilmington, DE 19803
                                        (302) 658-8188

                                        Counsel for Plaintiffs

OF COUNSEL:

LAW OFFICES OF MATTHEW E. MILLER
Matthew E. Miller
P.O. Box 1255
Arlington, VA 22210
(703) 248-9393

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                         IN AND FOR NEW CASTLE COUNTRY

IN RE ENCORE COMPUTER CORPORATION       )    CONSOLIDATED
SHAREHOLDERS LITIGATION                 )    C.A. No. 16044





                            CERTIFICATE OF SERVICE

     I hereby certify that I have caused two copies of PLAINTIFFS' MOTION FOR COURT APPROVAL OF PLAN OF DISTRIBUTION to be served on the following attorneys of record by first class mail, postage prepaid:


     R. Franklin Balotti, Esq.
     Peter B. Ladig, Esq.
     Richards, Layton & Finger
     One Rodney square
     Wilmington, DE 19899

     Steven J. Balick, Esq.
     Ashy & Geddes
     222 Delaware Avenue
     P.O. Box 1150
     Wilmington, DE 19899

     on the date below.

                                        /s/ David Staats
                                        ----------------------
                                        David Staats, Esquire

Date:  JUL 06 2001
     --------------------